UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 3, 2006

THE TALBOTS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 749-7600

              Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01        Entry into a Material Definitive Agreement

Executive Officers

The Talbots, Inc. (“Talbots”) announced on May 3, 2006 that effective as of the closing of the acquisition by Talbots of The J. Jill Group, Inc. (“J. Jill”) on May 3, 2006, Philip H. Kowalczyk has become President of J. Jill, replacing Gordon R. Cooke who, as previously disclosed by Talbots, is retiring from J. Jill effective May 12, 2006.  In connection with his appointment as President of J. Jill, Mr. Kowalczyk will receive (i) an increase in his base annual salary to $625,000 from $513,760, (ii) a grant of additional stock options for 15,000 shares of Talbots common stock which vest in one-third annual increments beginning May 8, 2007 with an exercise price equal to the closing price of Talbots common stock on the grant date of May 8, 2006, (iii) 5,000 shares of performance accelerated restricted stock which vest on or about March 3, 2011 subject to possible earlier vesting on or about April 15, 2009 based on Company performance against return on net assets and (iv) an increase in the multiplier used in calculating his annual incentive bonus under the Management Incentive Plan from 40% of base salary to 45% of base salary.  Mr. Kowalczyk will continue as an executive officer of Talbots and as a member of its Executive Committee but is ceasing as Executive Vice President/Chief Administrative Officer of Talbots as of May 3, 2006.

Talbots also announced on May 3, 2006 that effective as of May 3, 2006, Olga L. Conley, who has been Executive Vice President/Chief Financial Officer and Chief Administrative Officer of J. Jill, has been appointed as Executive Vice President, Administration of Talbots, with responsibility for many of the areas previously held by Mr. Kowalczyk.  In connection with her appointment to this new executive officer position at Talbots, Ms. Conley received a salary increase to $475,000, 59,890 shares of Talbots restricted stock which will vest on or about May 8, 2008, as well as participation in Talbots Management Incentive Plan at a 40% target level.  Prior to serving as Executive Vice President/Chief Financial Officer and Chief Administrative Officer of J. Jill, Ms. Conley served as Executive Vice President/Chief Financial Officer of J. Jill from October 2003 to June 2005 and President – Corporate Services and Chief Financial Officer of J. Jill from March 2001 to October 2003.

Amendment to Lease Agreement

On May 3, 2006, National Fire Protection Association, a Massachusetts non-profit corporation (“Landlord”) and The J. Jill Group, Inc. (“Tenant”), a wholly-owned subsidiary of The Talbots, Inc., a Delaware corporation (the “Company”), entered into the Third Amendment (the “Amendment”) to the Lease Agreement dated as of September 21, 1998, as amended by the First Amendment to Lease Agreement dated June 10, 1999, and as further amended by the Second Amendment to Lease Agreement dated as of October 29, 1999 (as so amended, the “Lease”), pursuant to which Landlord leased to Tenant approximately 126,869 square feet of the building (the “Building”) located at Four Batterymarch Park, Quincy, Massachusetts, to serve as J. Jill’s corporate headquarters.

Pursuant to the terms of the Amendment, the term of the Lease (the “Term”) expires on December 31, 2014.  Annual rent payments due under the lease range from approximately $3.1 million to $3.55 million over the course of the Term.

On May 3, 2006, the Company executed a Guarantee of Lease for the benefit of the Landlord, thereby guaranteeing performance by the Tenant of the obligations and covenants contained within the Lease and the Amendment.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	10.1	Third Amendment to Lease Agreement, made as of May 3, 2006, by and between National Fire Protection Association and The J. Jill Group, Inc.

	10.2	Guarantee of Lease, made as of May 3, 2006, by The Talbots, Inc. to National Fire Protection Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.

Dated: May 9, 2006	By:	/s/ Richard T. O’Connell, Jr.
	Name:	Richard T. O’Connell, Jr.
	Title:	Senior Vice President, Legal and Real Estate and Secretary